UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 6, 2008

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714

(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000

Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Commission File Number: 001-32681
Registrant’s telephone number, including area code: (337) 232-7028
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On August 6, 2008, PetroQuest Energy, Inc. (the “Company”) announced net income available to common shareholders for the quarter ended June 30, 2008 of $21,775,000 or $0.41 per share, compared to second quarter 2007 net income available to common shareholders of $9,630,000 or $0.19 per share. For the first six months of 2008, the Company reported net income available to common shareholders of $35,936,000 or $0.69 per share, compared to net income available to common shareholders of $20,444,000 or $0.41 per share, for the 2007 period. The Company reported net cash flow provided by operating activities before working capital changes of $65,933,000 for the quarter ended June 30, 2008, compared to net cash flow provided by operating activities before working capital changes of $48,790,000 for the quarter ended June 30, 2007. Net cash flow provided by operating activities totaled $74,480,000 and $43,773,000 during the quarters ended June 30, 2008 and 2007, respectively. For the first six months of 2008, net cash flow provided by operating activities before working capital changes was $122,892,000, compared to net cash flow provided by operating activities before working capital changes for the first six months of 2007 of $97,031,000. Net cash flow provided by operating activities totaled $110,794,000 and $112,220,000 during the six month periods ended June 30, 2008 and 2007, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.
Oil and gas sales during the second quarter of 2008 increased 40% to $90,614,000 as compared to $64,830,000 in the second quarter of 2007. Production for the second quarter of 2008 averaged 92.5 Mmcfe per day, which was 8% higher than production for the comparable period of 2007. Stated on an Mcfe basis, unit prices received during the second quarter of 2008 were 30% higher than the comparable 2007 period. For the first six months of 2008, oil and gas sales increased 31% to $165,433,000 from $126,714,000 in the first six months of 2007. Production for the first six months of 2008 was 5% higher than production for the comparable period of 2007. Stated on an Mcfe basis, unit prices received during the first six months of 2008 were 24% higher than the prices received during the comparable 2007 period.
Lease operating expenses for the second quarter of 2008 increased to $1.18 per Mcfe as compared to $1.06 per Mcfe in the second quarter of 2007. For the first six months of 2008, lease operating expenses increased 26% to $1.23 per Mcfe from $0.98 per Mcfe in the comparable period of 2007. The increase in per unit lease operating costs during the 2008 periods was primarily attributable to higher repair and maintenance costs as well as the overall increase in the cost of materials and services. Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the second quarter of 2008 was $3.67 per Mcfe as compared to $3.73 per Mcfe in the second quarter of 2007. For the first six months of 2008, DD&A on oil and gas properties was $3.68 per Mcfe as compared to $3.60 per Mcfe for the comparable period of 2007. General and administrative expenses increased $1,825,000 and $1,812,000 for the second quarter and six months ended June 30, 2008, as compared to the respective 2007 periods. The increase in general and administrative expenses for the 2008 periods is primarily due to the Company’s payment of employee taxes on the vesting of restricted stock in May 2008 and higher employee related costs resulting from increased staffing since June 2007.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three- and six-month periods ended June 30, 2008 and 2007:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Production:
Oil (Bbls)	172,804	286,692	366,580	646,473
Gas (Mcf)	7,380,648	6,103,848	14,108,476	11,636,162
Total Production (Mcfe)	8,417,472	7,824,000	16,307,956	15,515,000

Sales:
Total oil sales	$19,437,078	$19,510,894	$37,666,918	$41,098,794
Total gas sales	71,176,412	45,319,729	127,765,877	85,615,423
Total oil and gas sales	90,613,490	64,830,623	165,432,795	126,714,217

Average sales prices:
Oil (per Bbl)	$112.48	$68.06	$102.75	$63.57
Gas (per Mcf)	9.64	7.42	9.06	7.36
Per Mcfe	10.76	8.29	10.14	8.17
The above sales and average sales prices include increases (reductions) related to gas hedges of ($7,787,000) and $1,318,000 and oil hedges of ($2,121,000) and $22,200 for the three months ended June 30, 2008 and 2007, respectively. The above sales and average sales prices include additions (reductions) related to gas hedges of ($7,613,000) and $3,841,000 and oil hedges of ($2,937,000) and $232,200 for the six months ended June 30, 2008 and 2007, respectively.
The following initiates guidance for the third quarter of 2008:

Guidance for
Description	3rd Quarter 2008
Production volumes (MMcfe/d)	96-102

Percent gas	90%

Expenses:
Lease operating expenses (per Mcfe)	$1.15-$1.25
Production taxes (per Mcfe)	$0.40-$0.45
Depreciation, depletion and amortization (per Mcfe)	$3.70-$3.80
General and administrative (in millions)	$5-$6
Interest expense (in millions)	$1.5-$2.5

Effective tax rate (all deferred)	37%

The following updates guidance for the full year of 2008:

Guidance for
Description	Full Year 2008
Production volumes (MMcfe/d)	94-100

Percent gas	87%

Expenses:
Lease operating expenses (per Mcfe)	$1.10-$1.20
Production taxes (per Mcfe)	$0.40-$0.45
Depreciation, depletion and amortization (per Mcfe)	$3.65-$3.75
General and administrative (in millions)	$23-$24
Interest expense (in millions)	$9-$10

Effective tax rate (all deferred)	37%

Capital Expenditures (in millions)	$270-$300
Operations Update
As previously announced, the Company completed five operated horizontal wells in the Woodford Shale during the second quarter of 2008. In addition, the Company is currently completing its twentieth and twenty-second wells and has reached total depth on its twenty-first and twenty-third wells. Development of the Company’s acreage is expected to be accelerated with the addition of a fourth operated rig during the fourth quarter of 2008. The Company currently has approximately 40,000 net acres in the Woodford Shale trend.
Drilling continues in the Fayetteville Shale where the Company currently has five non-operated rigs working. Since the commencement of this program in December 2007, the Company has participated in the drilling of 67 wells in this core area. The Company expects to participate in a total of 110-130 wells during 2008. The Company’s current net production rate in the Fayetteville Shale is approximately 5 Mmcf per day, which is an increase of 150% from the average daily production rate during the first quarter of 2008.
In East Texas, the Company recently completed its second horizontal well in the Weekley prospect targeting oil in the Buda objective. The well continues to clean up, and has reached rates as high as 275 barrels of oil per day. The Company is currently drilling its third well in the Weekley prospect and expects to reach total depth in approximately two weeks. In addition, the Company recently reached total depth on its fifth well in the Palmer prospect targeting the lower Cotton Valley Lime formation. The well logged approximately 23 net feet of pay and is expected to be completed in approximately one week.
In the Gulf Coast Basin, the Company is currently drilling its Sand Hills prospect and expects to reach total depth in approximately two weeks. The Company has an approximate 25% working interest in the well. In addition, the Company recently spud its Bluffs prospect which is expected to reach total depth during the third quarter. The Company has an approximate 45% working interest in the well.
Gathering System Divestiture
On July 31, 2008, the Company sold the majority of its Oklahoma gas gathering systems to an affiliate of MarkWest Energy Partners, L.P., for gross proceeds of $41.3 million. MarkWest has informed the Company that it expects to invest up to $28 million in capital on the purchased assets over the next two years, which the Company believes will support its expansion in the basin.Net proceeds from the sale were used to repay a portion of the borrowings under the Company’s bank credit facility to provide additional liquidity to execute its capital budget. Simmons & Company International served as exclusive financial advisor to PetroQuest in connection with the transaction.

Management Statement
“We are very pleased with our performance this quarter where we once again set company records in production, net income and cash flow.” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Based upon our year to date results and our outlook on commodity prices and production, we now expect to post reserve growth in excess of 40% from the drill bit alone in 2008.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$9,283	$16,909
Revenue receivable	38,167	22,820
Joint interest billing receivable	21,342	22,936
Prepaid drilling costs	10,949	1,448
Other current assets	7,729	3,984

Total current assets	87,470	68,097

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,046,803	907,083
Unevaluated oil and gas properties	123,633	80,297
Accumulated depreciation, depletion and amortization	(494,428)	(432,530)

Oil and gas properties, net	676,008	554,850
Gas gathering assets	26,101	22,040
Accumulated depreciation and amortization of gas gathering assets	(8,431)	(6,640)

Total property and equipment	693,678	570,250

Other assets, net of accumulated depreciation and amortization of $12,097 and $11,238, respectively	6,290	6,000

Total assets	$787,438	$644,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$69,418	$78,273
Advances from co-owners	36,100	12,870
Oil and gas revenue payable	10,900	5,771
Asset retirement obligation	4,615	5,280
Hedge liability	39,313	691
Other accrued liabilities	9,413	8,955

Total current liabilities	169,759	111,840

Bank debt	52,500	—
10 3/8% senior notes	148,873	148,755
Asset retirement obligation	17,990	12,171
Deferred income taxes	76,139	69,160
Hedge liability	4,699	—
Other liabilities	155	104
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 49,195 and 48,414 shares, respectively	49	48
Paid-in capital	211,340	204,979
Accumulated other comprehensive loss	(27,727)	(435)
Retained earnings	133,660	97,724

Total stockholders’ equity	317,323	302,317

Total liabilities and stockholders’ equity	$787,438	$644,347

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Oil and gas sales	$90,614	$64,830	$165,433	$126,714
Gas gathering revenue and other income	2,312	1,930	4,259	4,054

	92,926	66,760	169,692	130,768

Expenses:
Lease operating expenses	9,900	8,319	20,097	15,256
Production taxes	3,538	2,054	6,429	4,184
Depreciation, depletion and amortization	32,029	30,051	62,127	57,664
Gas gathering costs	826	1,344	1,774	2,294
General and administrative	7,149	5,324	12,316	10,504
Accretion of asset retirement obligation	301	226	548	441
Interest expense	2,390	3,938	4,889	7,570

	56,133	51,256	108,180	97,913

Income from operations	36,793	15,504	61,512	32,855

Income tax expense	13,733	5,874	23,008	12,411

Net income	$23,060	$9,630	$38,504	$20,444

Preferred stock dividend	1,285	—	2,568	—

Net income available to common stockholders	$21,775	$9,630	$35,936	$20,444

Earnings per common share:
Basic	$0.45	$0.20	$0.74	$0.43

Diluted	$0.41	$0.19	$0.69	$0.41

Weighted average number of common shares:
Basic	48,847	47,978	48,663	47,883

Diluted	56,011	49,690	55,720	49,556

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$38,504	$20,444
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	23,008	12,411
Depreciation, depletion and amortization	62,127	57,664
Accretion of asset retirement obligation	548	441
Share based compensation expense	4,671	5,486
Amortization expense and other	724	585
Payments to settle retirement obligations	(6,690)	—
Changes in working capital accounts:
Revenue receivable	(15,347)	(3,454)
Joint interest billing receivable	1,594	(159)
Prepaid drilling costs	(9,501)	1,553
Accounts payable and accrued liabilities	(7,328)	20,411
Advances from co-owners	23,230	835
Other assets	(4,746)	(3,997)

Net cash provided by operating activities	110,794	112,220

Cash flows from investing activities:
Investment in oil and gas properties	(167,398)	(116,916)
Investment in gas gathering assets	(4,061)	(457)
Sale of oil and gas properties and other	1,911	(509)

Net cash used in investing activities	(169,548)	(117,882)

Cash flows from financing activities:
Net proceeds from (payments for) share based compensation	1,594	(450)
Deferred financing costs	(96)	(24)
Payment of preferred stock dividend	(2,870)	—
Repayment of bank borrowings	(15,500)	(12,000)
Proceeds from bank borrowings	68,000	15,000

Net cash provided by financing activities	51,128	2,526

Net decrease in cash and cash equivalents	(7,626)	(3,136)

Cash and cash equivalents, beginning of period	16,909	4,795

Cash and cash equivalents, end of period	$9,283	$1,659

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$8,811	$9,757

Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net cash flow provided by operating activities	$74,480	$43,773	$110,794	$112,220
Changes in working capital accounts	(8,547)	5,017	12,098	(15,189)

Net cash flow provided by operating activities before working capital changes	$65,933	$48,790	$122,892	$97,031

Note:	Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.
Item 8.01 OTHER EVENTS
On July 31, 2008, the Company sold the majority of its gas gathering assets located in Oklahoma. The net proceeds received of $40.3 million were used to repay a portion of the borrowings outstanding under the Company’s credit facility. The book value of the assets sold, net of accumulated depreciation, at June 30, 2008 was $13.6 million.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: August 6, 2008	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel and Secretary